Exhibit 99.1

Emclaire Financial Corp. Reports Increased First Quarter Earnings

EMLENTON, Pa.--(BUSINESS WIRE)--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of Farmers National Bank of Emlenton, reported consolidated net income of $559,000 or $0.44 per share for the three months ended March 31, 2008, compared to net income of $551,000 or $0.43 per share for the same quarter in the prior year.

The increase in net income of $8,000 or 1.5% for the quarter ended March 31, 2008, compared to the same period in 2007, was primarily due to an increase in net interest income, partially offset by increases in the provision for loan losses, noninterest expense and the provision for income taxes and a decrease in noninterest income. The increase in net interest income for the quarter ended March 31, 2008, compared to the same period in 2007, was primarily due to an increase in interest on loans receivable as the Corporation experienced solid growth in the loan portfolio. The increase in the provision for loan losses was also attributable to the aforementioned loan growth. The increase in noninterest expense was primarily due to an increase in employee and officer salaries resulting from normal salary and wage increases and the addition of staffing at a new branch location. The increase in the provision for income taxes was primarily due to higher pre-tax income and a higher effective tax rate. The decrease in noninterest income was primarily due to decreased commissions on financial services.

During the quarter ended March 31, 2008, total assets increased $10.8 million to $322.5 million from $311.7 million at December 31, 2007. Cash and cash equivalents, securities and loans receivable increased by $4.4 million, $3.2 million and $3.0 million, respectively, during the first quarter of 2008. This asset growth resulted primarily from increases in customer deposits and borrowed funds of $7.3 million and $3.4 million, respectively.

Stockholders’ equity increased $383,000 to $25.1 million at March 31, 2008 compared to $24.7 million at December 31, 2007. The Corporation remains well capitalized and is positioned for further growth with total stockholders’ equity at 7.8% of total assets. At March 31, 2008, book value per share amounted to $19.79.

EMCLAIRE FINANCIAL CORP.

Emclaire Financial Corp. is the parent company of Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

		Three month period
		ended March 31,
		2008	2007

Interest income		$ 4,520	$ 4,312
Interest expense		1,977	2,003
Net interest income		2,543	2,309
Provision for loan losses		60	45
Noninterest income		660	730
Noninterest expense		2,413	2,310

Net income before provision for income taxes		730	684
Provision for income taxes		171	133
Net income		$ 559	$ 551

Net income per share		$0.44	$0.43
Dividends per share		$0.32	$0.29

Return on average assets (1)		0.73%	0.75%
Return on average equity (1)		9.05%	9.36%
Yield on average interest-earning assets		6.49%	6.43%
Cost of average interest-bearing liabilities		3.41%	3.54%
Net interest margin		3.71%	3.52%

(1) Returns are annualized for the three month periods ended March 31, 2008 and 2007.

CONSOLIDATED FINANCIAL CONDITION DATA:

	As of		As of
	3/31/2008		12/31/2007

Total assets	$ 322,522		$ 311,720
Cash and equivalents	14,904		10,483
Securities	55,078		51,919
Loans, net	232,863		229,819
Deposits	251,531		244,262
Borrowed funds	43,757		40,400
Stockholders' equity	25,086		24,703

Book value per share	$ 19.79		$ 19.48

Net loans to deposits	92.58%		94.09%
Allowance for loan losses to total loans	0.94%		0.93%
Interest-earning assets to average assets	93.53%		93.13%
Stockholders' equity to total assets	7.78%		7.92%
Shares of common stock outstanding	1,267,835		1,267,835

CONTACT:
Emclaire Financial Corp.
David L. Cox
Chairman of the Board, President and
Chief Executive Officer
or
William C. Marsh, 724-867-2311
Executive Vice President